EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders

Global Broadcast Group, Inc.

Clearwater, Florida

We consent to the use in this Registration Statement of Global Broadcast Group, Inc. on Form SB-2 of our report of Global Broadcast Group, Inc. for the years ended December 31, 2003 and 2002 and for the period from the date of inception (October 31, 2000) through December 31, 2003 dated March 23, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Rotenberg & Co., LLP
Rotenberg & Company, LLP
Rochester, New York
April 26, 2004